CELL MEDX CORP. OTCPINK: CMXC

FOR IMMEDIATE RELEASE OCTOBER 18, 2022

Cell MedX Amends Loan Agreements, Provides Update on Financing and Regulatory Compliance

Carson City, Nevada, October 18, 2022, Cell MedX Corp. (OTCPINK: CMXC) (“Cell MedX” or the “Company”), a biotech company focusing on the discovery, development and commercialization of therapeutic and non-therapeutic products that promote general wellness, has amended terms of its loans with Richard Jeffs, the Company’s major shareholder and largest financier.

The Company’s current operations are centered around further development of its eBalance® Home and Pro Systems, including submission of its US premarket notification (510(k)) with the U.S. Food and Drug Administration (FDA), which continues to be under review. The effects of COVID restrictions and the subsequent down-turn in the global economy have resulted in several significant interruptions to the Company’s business plan and delays in obtaining the receipt of 510(k) certification.  These interruptions and delays have prevented the Company from being able to market its eBalance® Home and eBalance® Pro Systems to a broader audience and has hindered the Company’s prospects for earning revenue from its operations. To mitigate the deficiency in its cash flow, the Company has been exploring all avenues of financing in order to meet its financial obligations and business goals.

While the Company’s management is continuing its efforts to secure additional financing, the Company has reached an agreement with Mr. Richard Jeffs, the Company’s largest shareholder and financier, to amend certain terms of certain loans previously advanced by Mr. Jeffs to the Company.

Mr. Jeffs and the Company’s management agreed to consolidate the loans the Company received from Mr. Jeffs between August 28, 2019 and October 11, 2022, totaling approximately USD$539,325.  In addition, the Company has agreed to grant Mr. Jeffs a security interest over certain intellectual property rights of the Company.  In particular, the Company has agreed that, upon a default of any payment of the amount owed under the amended loan agreements, Mr. Jeffs will have full right and title of ownership to the Company’s eBalance® Technology and any and all products developed by the Company and its subsidiary, Cell MedX (Canada) Corp., that are based on the eBalance® Technology, as well as all eBalance® trademarks and certifications which the Company and its subsidiary have been granted. The amounts and accrued interest on the loans continue to be due on demand and accumulate annual interest at 6% compounded monthly.

For additional information on the amendments to the loan agreements with Richard Jeffs, please refer to the Current Report on Form 8-K the Company filed with the U.S. Securities and Exchange Commission on October 18, 2022.

The Company regrets to announce that, on October 11, 2022, the British Columbia Securities Commission (the “BCSC”) issued a cease trade order in respect of the Company’s securities for failing to timely file its Annual Information Form (AIF) and annual audited financial statements for the fiscal year ended May 31, 2022, along with the related management’s discussion and analysis. The Company’s inability to make its required filings is due to the Company having insufficient funds to complete the audit of its annual financial statements. The Company’s management continues to source further financing to complete the annual audit. The Company is hoping to remedy the current default as soon as possible. However, at this moment, the Company is unable to provide any assurance that its attempts will be successful.

About Cell MedX Corp. (OTCPINK: CMXC)

Cell MedX Corp. is a biotech company focused on the discovery, development and commercialization of therapeutic and non-therapeutic products that promote general wellness and alleviate complications associated with medical conditions including, but not limited to: diabetes, Parkinson’s disease, high blood pressure, neuropathy and kidney function. The Company’s main focus is on continued research and development of its eBalance® Technology and its eBalance® Home and eBalance® Pro Systems, which have received Health Canada Approval as Class II Medical Device Systems for pain associated with sore/aching muscles in the shoulders, waist, back, neck, upper extremities (arms) and lower extremities (legs) due to strain from exercise or normal household- or work-related activities. For more information about the Company and its technology please visit www.cellmedx.com/investors/overview/.

On behalf of the Board of Directors of Cell MedX Corp.

Dwayne Yaretz

Director, CEO

Forward Looking Statements

The information included in this press release has not been reviewed by the FDA or Health Canada, nor has it been peer reviewed. This press release contains forward-looking statements. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects”, “intends”, “estimates”, “projects”, “anticipates”, “believes”, “could”, and other similar words. All statements addressing product performance, events, or developments that the Company expects or anticipates will occur in the future are forward-looking statements. Because the statements are forward-looking, they should be evaluated in light of important risk factors and uncertainties, some of which are described in the Company's Quarterly, Annual and Current Reports filed with the United States Securities and Exchange Commission (the “SEC”). Should one or more of these risks or uncertainties materialize, or should any of the Company's underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Company's forward-looking statements. Except as required by law, Cell MedX Corp. disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. No stock exchange, securities commission or other regulatory body has reviewed nor accepts responsibility for the adequacy or accuracy of this release. Investors are advised to carefully review the reports and documents that Cell MedX Corp. files from time to time with the SEC, including its Annual, Quarterly and Current Reports.

SOURCE:

Cell MedX Corp.

For further information visit: www.cellmedx.com.

Investor Relations: 1-844-238-2692